SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [   ]

Filed by a Party other than the Registrant    [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

eBay Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
DANIEL NINIVAGGI
JONATHAN CHRISTODORO
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[   ]           Fee paid previously with preliminary materials.

[   ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

On February 26, 2014, Carl C. Icahn issued the attached open letter to shareholders of eBay Inc.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

FOR IMMEDIATE RELEASE

CARL C. ICAHN ISSUES OPEN LETTER TO
EBAY STOCKHOLDERS

New York, New York, February 26, 2014 – Today Carl C. Icahn released the following open letter to stockholders of eBay Inc.

In our February 24, 2014 letter to eBay stockholders,(1) we raised what we consider to be serious and direct questions regarding corporate governance at eBay, with particular focus on the conduct of CEO John Donahoe and directors Marc Andreessen and Scott Cook.

In its reply to our letter, eBay seeks to simply cast aside these matters as “cherry picked old news clips”(2) and informs us that Mr. Andreessen and Mr. Cook are “two of the most respected, accomplished and value-driven technology leaders in Silicon Valley.”(2)  There is no question that they are accomplished and value-driven, but we believe the primary problem, among other things, is that they appear to be value-driven for themselves, personally profiting while costing eBay stockholders at least $4 billion.

Message to the eBay Board:  Corporate Governance Failures Do Not Have A Shelf-Life.  The simple and, to us, disturbing fact is that eBay sold a controlling stake in Skype to a sitting board member (Mr. Andreessen) and Silver Lake, for about $1.9 billion.  A mere 18 months later, that board member sold Skype to Microsoft for $8.5 billion,(4) thereby netting a $4 billion gain for himself and Silver Lake that should have accrued to eBay stockholders.  Whether this occurred 2, 5 or 10 years ago is irrelevant, especially when that board member is still on the board!  The phenomenal payday for Mr. Andreessen and Silver Lake raises serious red flags.  It is therefore particularly galling that management continues to hold this transaction out as an example of the board acting “objectively.”(5)  Further, from where we sit, the fact that a similar set of circumstances happened again in the case of Mr. Andreessen’s investment in Kynetic, which netted $150 million in paper profits for Mr. Andreessen,(6,7,8) shows a troubling pattern at eBay.

Why is Mr. Cook still on the board of eBay? In our letter we questioned whether Mr. Cook should remain on the eBay board since Intuit (a company in which Mr. Cook owns nearly $1 billion in stock) and PayPal are fierce competitors.  eBay replied that the overlap between Intuit and PayPal is small and disclosed, but this response misses what matters most, which is that both company’s share the same long-term common strategic goal to build strong payment processing businesses.  eBay’s recent $800 million acquisition of Braintree(6) highlights the company’s commitment to credit card “processing”, an area in which Intuit is a direct competitor.  “PayPal Here”, an identical product to Intuit’s “GoPayment”, was released to significant fanfare in the marketplace.(7,8)  These products compete directly.  Is it good for PayPal to have a competitor in the board room gaining insights into its operations, product pipeline and proprietary technologies?  We believe that Mr. Cook’s participation in strategic discussions on both sides of the table will continue to present challenges for eBay and will eventually, if it has not happened already, become a major strategic disadvantage for eBay.

Stockholders:  Please ask yourself: If you ran your own company, would you ever allow your competitors to sit at the table as you planned and executed your business strategy?  We believe the obvious answer is NO!

We believe corporate governance at eBay is dysfunctional.  Let’s end this charade.  We hope you will VOTE FOR OUR SLATE OF DIRECTORS and afford us the opportunity to represent and serve ALL eBay stockholders as members of the eBay Board.   We also urge you to vote in favor of our precatory proposal in order to send a clear message to the eBay Board that eBay and PayPal must be separated – NOW.

IN THE COMING WEEKS WE WILL LAY OUT THE FULL DETAILED BUSINESS CASE TO SUPPORT THIS SEPARATION, WHICH HAS ALREADY RECEIVED STRONG SUPPORT BY KNOWLEDGEABLE AND AUTHORITATIVE INDUSTRY COMMENTATORS.  WE APPRECIATE ALL OF THE SUPPORT WE HAVE RECEIVED FROM OUR FELLOW STOCKHOLDERS AS WE COLLECTIVELY STAND UP TO MR. DONAHOE AND THIS BOARD.

Sincerely,

Carl C. Icahn

Contact: Susan Gordon: (212) 702-4309

*****

1	Icahn, Carl C. Shareholders Square Table. Open Letter to eBay Stockholders. February 24, 2014. Available at http://www.shareholderssquaretable.com/open-letter-to-ebay-stockholders/
2	eBay Inc. Responds to Carl Icahn’s Feb. 24 Open Letter to Shareholders. February 24, 2014. Available at http://investor.ebayinc.com/financial_releases.cfm
3
Lyons, Dan. The Daily Beast. Microsoft Buys Skype: Marc Andreessen on the Sale. May 10, 2011. Available at http://www.thedailybeast.com/articles/2011/05/10/microsoft-buys-skype-marc-andreessen-on-the-sale.html

4
Rusli, Evelyn.  New York Times DealBook.  Skype Investors Reap Windfall in Deal with Microsoft.  May 10, 2011.  Available at http://dealbook.nytimes.com/2011/05/10/skype-investors-reap-windfall-in-microsoft-deal/2 Reese, Brad.  Network World.  Skype is on its Way to Becoming One of the Most Important Companies in the World Am I the Only One Amazed that eBay is Selling Skype to a Sitting Member of eBay's Board of Directors?. September 9, 2009.  Available at http://www.networkworld.com/community/node/45217

5	Faber, David and Cramer, Jim. CNBC. John Donahoe, eBay President & CEO, Speaks with CNBC’s “Squawk on the Street”. January 23, 2014. Available at http://www.cnbc.com/id/101359025
6
Rao, Leena.  Techcrunch.  eBay’s PayPal Acquires Payments Gateway Braintree for $800M in Cash.  September 26, 2013.  Available at http://techcrunch.com/2013/09/26/paypal-acquires-payments-gateway-braintree-for-800m-in-cash/

7	Introducing PayPal Here: The Future of Commerce for Small Business. March 15, 2012. Available at http://blog.ebay.com/paypal-here/
8
Essers, Loek.  Computerworld.  PayPal to Introduce Mobile Chip-and-PIN Payments Service in Europe.  February 22, 2013.  Available at http://www.computerworld.com/s/article/9237048/PayPal_to_introduce_mobile_chip_and_PIN_payments_service_in_Europe

*****

THIS LETTER INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.